Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kenneth Boerger	Lisa Fell
Vice President and Treasurer	Director of Corporate Communications
(419) 325-2279	(419) 325-2001
ken.boerger@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE                 FRIDAY, DECEMBER 12, 2014

Libbey Inc. Announces REAUTHORIZATION OF SHARE REPURCHASE PROGRAM
-- 1.0 Million Share Repurchase Authorization Reaffirmed

TOLEDO, OHIO, DECEMBER 12, 2014-- Libbey Inc. (NYSE MKT: LBY) today announced that its Board of Directors has reaffirmed an existing authorization for the repurchase of up to 1.0 million of its common shares in open market or private transactions at the Company’s discretion. The authorization has no expiration date.

As part of the reauthorization, the Company also announced that it has put in place a Rule 10b5-1 share repurchase program for a portion of the authorization that will remain in place through the close of trading on February 27, 2015. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions.

Stephanie Streeter, chief executive officer, commented, “The Board's reaffirmation of the stock repurchase authorization and the implementation of a repurchase program reflects confidence in the long-term strength of our business and demonstrates the Company’s commitment to returning cash to shareholders. We believe our current share price presents a compelling investment opportunity, and the repurchase program is a prudent use of our existing liquidity.”

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1888, the Company supplies tabletop products to retail, foodservice and B2B customers in over 100 countries. Libbey’s global brand portfolio includes Crisa, Royal Leerdam, Syracuse China and World Tableware International. In 2013, Libbey Inc.'s net sales totaled $818.8 million. Additional information is available at www.libbey.com.